UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:

(Date of earliest event reported)

June 18, 2015

Saleen Automotive, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation)

333-176388	45-2808694
(Commission File Number)	(IRS Employer Identification No.)

2375 Wardlow Road

Corona, CA 92882

(Address of Principal Executive Offices and zip code)

(800) 888-8945

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On June 22, 2015, we issued to Molly Saleen, Inc., dba Mollypop, 19,007.777 shares of our Super Voting Preferred Stock to reimburse Mollypop for $34,214 of merchandise purchased by Mollypop on our behalf. Molly Saleen, the Chief Executive Officer of Mollypop, is the daughter of Steve Saleen, our Chief Executive Officer and President. On June 22, 2015, we also issued 63,000 shares of our Super Voting Preferred Stock to Michaels Law Group, APLC (“MLG”) as a retainer for legal services to be provided by MLG in connection with various outstanding claims and suits in which we are the plaintiff, and for other legal matters. Jonathan Michaels, the founding member of MLG, previously served as a member of our board of directors and as our general counsel.

The per share price of our Super Voting Preferred Stock issued to Mollypop and MLG was based on the conversion ratio of our Super Voting Preferred Stock into 1,000 shares of our common stock, multiplied by the per share closing price ($0.0018) of our common stock as of June 19, 2015, the date the issuance was approved by our Board of Directors. We issued the aforementioned shares in a private placement, exempt from the registration requirements of the Securities Act of 1993, as amended, to accredited investors.

Except for the transactions above and any previously disclosed transactions with MLG, none of our company nor its subsidiaries had any material relationship with either Mollypop or MLG.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALEEN AUTOMOTIVE, INC.

Date: June 24, 2015	By:	/s/ Steven Saleen
Steven Saleen
Chief Executive Officer